UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Annual Meeting:	April 29, 2020 10:00 a.m., EDT	Squaw Creek Country Club 761 Youngstown Kingsville Rd. S. Vienna, OH 44473

Record Date and Voting:	5:00 p.m., EDT, March 10, 2020. If you were a shareholder of Cortland Bancorp (Cortland) at that time, you may vote at the 2020 Annual Meeting of Shareholders (the Annual Meeting). Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland had 4,189,244 common shares outstanding.

Agenda:

1. To elect four directors to serve on the Board for terms of three years each until the 2023 Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.

3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2020.

4. To transact any other business that may properly come before the Annual Meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” election of the Board’s nominees for director, “FOR” approval of executive compensation, and “FOR” ratification of Cortland’s independent auditor. Proxies solicited hereby may only be used at the Annual Meeting and any adjournment thereof, and may not be used for any other meeting. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:	Proxies are being solicited by the Board. The cost of the solicitation is being borne by Cortland. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of Cortland and its subsidiaries by mail, telephone, or personal contact. Cortland will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares. In addition, we have retained Advantage Proxy to assist us in soliciting proxies. For these services, we will pay Advantage Proxy a fee of $3,525 plus reasonable expenses.

Mailing Date:	We anticipate mailing this proxy statement on or about March 18, 2020.

Revoking Your Proxy:

You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:

•  sending written notice revoking your proxy to Timothy Carney, Cortland’s Secretary, at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•  sending in another signed proxy card with a later date, which must be received by Cortland prior to the Annual Meeting;

•  the execution of a later-casted Internet vote relating to the same shares; or

•  attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution, or other holder of record, you must bring an account statement or letter from the broker, financial institution, or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2020: THE PROXY STATEMENT, INCLUDING NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, AND FORM 10-K ARE AVAILABLE AT

https://www.snl.com/IRW/CustomPage/100699/Index?KeyGenPage=203211.

PROXY STATEMENT

PROXY STATEMENT

Cortland Bancorp (Cortland), an Ohio corporation, is registered as a financial holding company and a bank holding company with the Board of Governors of the Federal Reserve System and owns all of the issued and outstanding common shares of The Cortland Savings and Banking Company (the Bank). Cortland’s principal executive offices are located at 194 West Main Street, Cortland, Ohio 44410. Cortland’s common shares are traded on the Nasdaq Capital Market under the symbol CLDB. As used in this proxy statement, the terms “we,” “us,” and “our” refer to Cortland and/or its subsidiaries, depending on the context.

This proxy statement is furnished in connection with the solicitation by Cortland’s Board of Directors (the Board) of proxies to be voted at the 2020 Annual Meeting of Shareholders, including any adjustment or postponement of such meeting (the Annual Meeting). The Annual Meeting will be held on Wednesday, April 29, 2020, at 10:00 a.m., EDT, at Squaw Creek Country Club, 761 Youngstown Kingsville Rd. S., Vienna, OH 44473. The accompanying Notice of Meeting and this proxy statement are first being mailed to shareholders on or about March 18, 2020.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table furnishes information regarding the beneficial ownership of common shares, as of March 10, 2020, for each of the current directors, each of the director nominees, each of the individuals named in the Summary Compensation Table, all current directors and executive officers as a group, and by each person known to Cortland to own 5% or more of its common shares. Unless otherwise noted, the mailing address of each shareholder listed below is 194 West Main Street, Cortland, Ohio 44410.

Name of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power		Total Shares	Percent of Common Shares Outstanding (1)
Timothy Carney (3)	46,258	(4)	5	(5)	46,263	1.10%
Hicham Chahine	5,000		—		5,000	(2)
David C. Cole	6,065		2,461	(6)	8,526	(2)
James M. Gasior (3)	36,876	(7)	—		36,876	(2)
James E. Hoffman, III	10,061		—		10,061	(2)
Neil J. Kaback	10,205		—		10,205	(2)
Joseph E. Koch	13,004		—		13,004	(2)
Joseph P. Langhenry	11,331		—		11,331	(2)
David J. Lucido (3)	16,061	(8)	7,200	(9)	23,261	(2)
Thomas P. Perciak	12,102		—		12,102	(2)
Richard B. Thompson	—		179,826	(10)	179,826	4.29%
Anthony R. Vross	9,262		—		9,262	(2)
Timothy K. Woofter	10,600		80,196	(11)	90,796	2.17%
All directors and executive officers as a group (15 persons)					467,790	11.17%
Ancora Advisors, LLC 6060 Parkland Boulevard, Suite 200 Cleveland, OH 44124	305,049	(12)	—		305,049	7.28%

(1)	This computation is based upon the sum of 4,189,244 common shares of Cortland outstanding as of March 10, 2020.
(2)	Represents beneficial ownership of less than 1% of the outstanding common shares of Cortland.
(3)

Individual named in the Summary Compensation Table under Executive Compensation. Includes shares awarded to executive officers on April 23, 2019, April 26, 2018, and March 28, 2017 under the 2015 Omnibus Equity Plan.

(4)	Includes 30,424 common shares held in Mr. Carney’s 401(k) plan account.
(5)	These common shares are owned by Mr. Carney’s spouse.
(6)	Includes (a) 650 common shares owned by Mr. Cole’s spouse and (b) 1,811 common shares owned by Mr. Cole’s children.
(7)	Includes 24,646 common shares held in Mr. Gasior’s 401(k) plan account.
(8)	Includes 13,014 common shares held in Mr. Lucido’s 401(k) plan account.
(9)	Includes (a) 6,157 common shares held in a trust of which Mr. Lucido is a trustee and (b) 1,043 common shares owned by Mr. Lucido’s spouse.
(10)	These common shares are held in a trust of which Mr. Thompson is the trustee.
(11)

Includes (a) 3,486 common shares owned by Mr. Woofter’s spouse, (b) 59,233 common shares held in a trust of which Mr. Woofter is the trustee and (c) 16,896 common shares held in a private foundation established by Mr. Woofter.

(12)

Based on information contained in a Form 13F Quarterly Report of Institutional Managers filed with the SEC on February 14, 2020. As of December 31, 2019, Ancora Advisors had sole voting power as to 299,299 shares and Ancora Family Wealth Advisors had sole voting power as to 5,750 shares. Based on collective ownership of 305,049 shares, ownership of Ancora Advisors and affiliates constitutes 7.28% of the 4,189,244 shares outstanding on the March 10, 2020 record date. Ancora Advisors’ address is 6080 Parkland Boulevard, Suite 200, Mayfield Heights, Ohio 44124.

Stock Ownership Guidelines. The stock ownership guidelines for directors affirms the value that the Board places on directors having a significant personal financial stake in our success and the value that the Board places on the alignment of the interests of directors with the interests of shareholders generally. A director who does not comply with the guidelines will not be nominated for election. If the value of the director’s holdings declines to an amount under the minimum, the director will be required to apply up to 100% of his annual retainer to purchase shares sufficiently to meet the minimum requirement. The minimum value of a non-employee director’s holdings of our stock is 3.5 times the annual fees earned and paid in cash. For employee directors, the minimum value is one times the annual base compensation. Directors are expected to achieve compliance with the stock ownership guidelines within three years after becoming a director. In an effort to provide an effective mechanism for satisfying the ownership requirements, the Corporate Compensation Committee enables non-employee directors to participate in the director 10b5-1 program, under which 100% of each month’s retainer can be withheld for purchase of company shares.

RECORD DATE AND OUTSTANDING SHARES; QUORUM

If you were a shareholder of Cortland at the close of business on March 10, 2020, you are entitled to vote at the Annual Meeting. As of March 10, 2020, there were 4,189,244 common shares of Cortland issued and outstanding. When present in person or by proxy at the Annual Meeting, the holders of a majority of the common shares of Cortland issued and outstanding and entitled to vote will constitute a quorum for the conduct of business at the Annual Meeting.

VOTE REQUIRED

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. The director nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal regarding executive compensation to be approved if the proposal receives the affirmative vote of a majority of votes cast on the proposal. We will consider the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor to be approved if the proposal receives the affirmative vote of a majority of the votes cast on the proposal.

ABSTENTIONS AND BROKER NON-VOTES

Abstention may be specified on all proposals except the election of directors. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers generally have the right to vote on a proposal such as the ratification of the selection of independent auditors, but brokers generally do not have the discretion to vote on matters such as amendments to charter documents, executive compensation proposals, and the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors or on the non-binding proposals to approve executive compensation and the frequency of the advisory vote on executive compensation.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires Cortland’s executive officers and directors to file reports with the Securities and Exchange Commission (SEC) disclosing their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland is required to disclose in this proxy statement any late reports. To Cortland’s knowledge, based solely on a review of reports furnished to Cortland and written representations that no other reports were required, Cortland’s executive officers and directors complied with all Section 16(a) filing requirements during the 2019 fiscal year, except that former executive officer Joseph Johnson filed late one Form 4 relating to forfeiture of restricted stock. Mr. Johnson resigned on December 27, 2019.

ELECTION OF DIRECTORS

(Proposal One)

The Board currently has twelve members. Directors are divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting, four directors serve in the class whose term expires in 2021 and four directors serve in the class whose term expires in 2022. Proxies may not be voted for more than the four nominees.

BOARD NOMINEES

Directors are individuals with knowledge and experience who serve and represent Cortland’s geographic footprint throughout the counties and communities served and those counties contiguous to its market. Current Board representation by outside directors demonstrates a background in the automotive, law, manufacturing, financial services, construction and the accounting industries, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations.

The Board proposes that the four nominees identified be elected for a new term of three years. Each nominee was recommended by the Board’s Corporate Governance Committee. Each individual elected as a director at the Annual Meeting will hold office until his term expires and thereafter until his successor is duly elected and qualified, or until his earlier resignation, removal from office, or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Corporate Governance Committee. The Board knows of no reason any of the nominees named below will be unavailable or unable to serve if elected to the Board.

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
Timothy Carney	54	Mr. Carney is Executive Vice President and Chief Operating Officer of the Company and the Bank since November 2, 2009. Mr. Carney also serves as the Secretary of the Company and the Bank, a position which he held from November 2009 to May 2015 and then resumed the responsibility in September 2018 to the present. He was previously Senior Vice President, Chief Operations Officer and Secretary of the Company and the Bank. Prior to joining the Bank, Mr. Carney was employed by Ernst & Young and had experience in all financial activities and financial reporting, audit preparation, budgeting, and knowledge of government regulatory requirements. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Carney has developed allow him to provide valuable accounting, strategic planning and corporate governance expertise to the Board.	2009	2020

David C. Cole	61	Mr. Cole is a Partner and President of Cole Valley Motor Company, an automobile dealership. He is President of JDT, Inc., Cole Valley Chevrolet, CJB Properties, and David Tom LTD, automobile sales, since 2001. As President of a family-owned automobile dealership located in Warren, Ohio, Mr. Cole is responsible for the management and day-to-day operations of the business. He has a Bachelor of Science degree in business administration. Mr. Cole serves on the board of Forum Health. The Corporate Governance Committee and the Board believe that Mr. Cole’s experiences, qualifications, attributes and skills allow him to provide an extensive understanding of small business and retail needs.	1989	2020

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
Neil J. Kaback	59	Mr. Kaback is Vice President of Cohen & Company Marketing Associates, Inc., a firm that provides marketing for Cohen Sequoia Enterprises, formerly known as Cohen & Company LTD (an accounting and financial planning firm where Mr. Kaback is also a Vice President). Mr. Kaback is a partner in Cohen & Company Investment Partnership. He is a member of the American Institute of CPAs and the Ohio Society of CPAs. Mr. Kaback has varied responsibilities. He focuses on high level business succession, tax, estate, and family business planning, as well as the supervision and planning of financial statement and tax return engagements. He heads the firm’s Automotive Dealers Group and provides managerial, operational, financing, and tax consulting advice. Mr. Kaback serves as Finance Chairman for the Trumbull Memorial Health Foundation and was the Campaign Chairman of Operation: Save our Airbase Reservists. He was a member of the Leadership Youngstown Class of 92-93 and is actively involved with the Mahoning County United Way and the Youngstown Warren Regional Chamber. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes and skills that Mr. Kaback has developed allow him to provide continued accounting and financial expertise to the Board.	2004	2020

Anthony R. Vross	58	Mr. Vross is co-owner of Simon Roofing and has over 35 years of experience in executive administration, manufacturing, operations, distribution, sales, and marketing. He has brought many new concepts and technologies to the roofing industry, such as the Fume Recovery System. He has authored several articles in national publications such as Shopping Center Business, Commercial Building Magazine, Facility Management Journal, PRSM Magazine and Retail Facility Business magazine. He has been a speaker for the Professional Retail Store Maintenance (PRSM) Association and the Restaurant Facility Management Association (RFMA). Mr. Vross holds a Bachelor of Science degree in Business Administration from Youngstown State University, where he had served on the Business Advisory Council for the Williamson College of Business Administration and was recognized as the 2015 Outstanding Business Alumnus. He is president of Glacier Sports Inc. and was president and treasurer of Canfield Diamond Backers, both charitable organizations. He is a member of St. Maron’s parish, and was a CCD teacher, volunteer for the Maronite Youth organization, and was on the parish advisory council. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes, and skills that Mr. Vross has developed through his business and industry experience allow him to provide local business expertise and innovation insight to the Board.	2013	2020

Recommendation and Vote

Under Ohio law and Cortland’s Code of Regulations, the nominees receiving the greatest number of votes “FOR” election will be elected to the Board. Shareholders are not entitled to cumulate votes in the election of directors. Common shares represented by properly executed and returned proxy cards will be voted “FOR” the election of the Board’s nominees unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not be counted in the election of directors.

The Board recommends a vote FOR the election of the nominees.

CONTINUING DIRECTORS

Director	Age	Biography	Director of Cortland Since	Term Expires In
Hicham Chahine	61	Mr. Chahine is a retired principal with Crowe LLP, a national accounting, consulting and technology firm which was formerly known as Crowe Horwath. Mr. Chahine was with Crowe LLP from 1998 to 2019. While at Crowe, Mr. Chahine developed extensive experience and background in information systems and network security audit control areas in the financial services industry. Prior to joining Crowe, Mr. Chahine was Information Systems Examiner for the Division of Financial Institutions of the Ohio Department of Commerce. As technology in the financial services industry continues to evolve with a heightened focus on data security and cyber-security risks, the Corporate Governance Committee believes that Mr. Chahine’s information systems knowledge is a highly desirable skill set that enables him to make valuable contributions to the Board.	2019	2021

James E. Hoffman, III	68	An attorney, Mr. Hoffman is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman has been a general practitioner of law for over 43 years and is a partner in a local law firm. He received his undergraduate (B.A.) degree at The Ohio State University in 1973 and his Juris Doctorate (J.D.) degree from the University of Akron Law School in 1976. The Corporate Governance Committee and the Board believe that Mr. Hoffman’s background as a lawyer and his experiences, qualifications, attributes and skills allow him to provide valuable insights to the Board.	1984	2021

Joseph E. Koch	62	Mr. Koch is President of Joe Koch Construction, Inc., a homebuilding, developing and remodeling company since 1988. He is President of Joe Koch Realty, Inc., a real estate brokerage firm. Mr. Koch is a member of Eagle Ridge Properties, LLC since 2002. He is the President of Koch Family Charitable Foundation, a 501(c)(3) organization. Mr. Koch is also Chairman of the Austintown Zoning Board of Appeals. The Corporate Governance Committee and the Board believe that Mr. Koch’s experiences, qualifications, attributes and skills allow him to provide local business expertise to the Board.	2010	2021

Timothy K. Woofter	69	Mr. Woofter is President, CEO, and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. He is Partner in the Woofter Family Limited Partnership; Owner, Jester Investments, a residential and commercial property rental company; Part owner and Vice President of Northern Ventures, a real estate rental company; Manager of Hartford Land LLC, a Real Estate Holding Company; and Director of the Trade Association, Steel Tank Institute. Mr. Woofter has managed and owned a business that manufactures steel storage tanks and distributes oil-handling equipment for over 40 years. He has owned and managed real estate, both residential and commercial, for over 30 years and is familiar with properties of these types and their values. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Woofter has developed through his business and leadership experiences allow him to provide business and leadership insight to the Board.	1985	2021

Director	Age	Biography	Director of Cortland Since	Term Expires In
James M. Gasior	60	Mr. Gasior is the President, Chief Executive Officer and Director of the Company and the Bank since 2009. He previously served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank from November 2005 to October 2009. Mr. Gasior is a Certified Public Accountant, a member of the American Institute of CPAs and a member of the Ohio Society of CPAs. He is also a member and director of the Youngstown-Warren Regional Chamber of Commerce, board chairman and member of the Board of Trustees of Eastern Gateway Community College, a Board Trustee for the Ohio Foundation of Independent Colleges and a member and director of the Ohio Bankers League. He is also a member of the Financial Managers Society, the RMA Northeast Ohio chapter, the Youngstown State University Tax Institute and CPE Advisory Committee. He has extensive background in all financial activities and financial reporting, budgeting, risk management, compensation planning, plan design and talent recruitment, corporate governance and strategic planning. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Gasior has developed allow him to provide valuable financial, strategic and corporate governance expertise and leadership to the Board.	2005	2022

Richard B. Thompson	71	Mr. Thompson is the owner and executive of Therm-O-Link, Inc., Vulkor, Inc., and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable; Executive of Kinsman IGA, a grocery store; Partner in Dana Gas, a gas well operation; Owner of the Heritage Hill Grain Company and Heritage Hill Enterprises, agricultural businesses, since 2003; Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005; Partner in Goodview, a Brazilian agricultural business; and Partner in Kinsman Hardware LLC, a home improvement store. Mr. Thompson is a private investor with an extensive background in manufacturing. The Corporate Governance Committee and the Board believe that Mr. Thompson’s experiences, qualifications, attributes and skills allow him to provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small businesses in several industries in the Bank’s current market area, as well as outside the immediate area.	2001	2022

Joseph P. Langhenry	61	Mr. Langhenry is the managing principal of Langhenry Venture Partners. From 2000 to 2016, Mr. Langhenry was President and CEO of Watteredge, Inc., a division of Southwire Company, LLC, a Cleveland-area manufacturer of power connectors and other products for the power generation, automotive and other industries. Mr. Langhenry started with Watteredge as a Sales Manager and previously worked as a bond trader for Prescott Ball and Turben. The Corporate Governance Committee and the Board believe that Mr. Langhenry’s experiences, qualifications, attributes and skills allow him to provide valuable business leadership expertise to the Board.	2013	2022

Director	Age	Biography	Director of Cortland Since	Term Expires In
Thomas P. Perciak	72	Mr. Perciak has been the mayor of Strongsville, Ohio since 2004. From 1999 to 2004, he was the Executive Vice President of Fifth Third Bank, Northeastern Ohio. Mr. Perciak was President and CEO of Emerald Financial Corp., the NASDAQ-traded, SEC-registered thrift holding company of The Strongsville Savings Bank, from the inception of Emerald Financial Corp. in January 1995 through August 1999 when Fifth Third Bancorp, Cincinnati, Ohio acquired Emerald Financial Corporation. During a twenty-year tenure as the principal executive officer, Mr. Perciak led The Strongsville Savings Bank from a two-office savings institution to a retail savings bank that had 16 banking offices in high growth suburban locations throughout Cuyahoga County, Lorain County and Medina County, Ohio. For two decades, Mr. Perciak received awards from the Homebuilders Association of Greater Cleveland in recognition of excellence in construction lending to builders and developers of residential real estate in Northeastern Ohio. From April 22, 2008 through August 14, 2015, Mr. Perciak served as a director of LNB Bancorp, an SEC-registered, NASDAQ-traded bank holding company headquartered in Lorain, Ohio. Northwest Bancshares, Inc., Warren, Pennsylvania acquired LNB Bancorp on August 14, 2015. He is the retired Chairman of the Southwest Health Center Foundation Board, a 358-bed hospital located in Middleburg Heights, Ohio. Mr. Perciak currently serves on the board of financial advisors to the Cleveland Catholic Diocese. The Corporate Governance Committee and the Board believe that Mr. Perciak’s experiences, qualifications, attributes and skills allow him to provide extensive understanding of the banking industry and economic and business development abilities in the Cleveland-area suburbs, markets the Company has targeted for continued growth.	2016	2022

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

The Board has reviewed, considered, and discussed each director’s relationships, both direct or indirect, with Cortland and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland and its subsidiaries in order to determine whether the director is independent. The Board has determined that it has a majority of independent directors and that each of the following directors qualifies as independent under Nasdaq Rule 5605(a)(2): Hicham Chahine, David C. Cole, James E. Hoffman, III, Neil J. Kaback, Joseph E. Koch, Joseph P. Langhenry, Thomas P. Perciak, Richard B. Thompson, Anthony R. Vross, and Timothy K. Woofter. The Board has determined that all of the directors serving on the Corporate Governance Committee, the Audit Committee, and the Compensation Committee are independent directors.

James M. Gasior and Timothy Carney do not qualify as independent directors because they currently serve as executive officers of Cortland and its subsidiaries.

Meetings of the Board and Attendance at the Annual Meeting of Shareholders

In 2019, the Board held a total of 11 meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the board committees on which he served, in each case during the period of his service.

Cortland encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the directors attended Cortland’s last Annual Meeting of Shareholders, held on May 2, 2019, with the exception of Director Hicham Chahine who was appointed to the Board on November 1, 2019.

Communications with the Board

Although Cortland does not currently have formal procedures by which shareholders may communicate directly with directors, Cortland believes that its current process has adequately served the needs of the Board and its shareholders. Communications sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer, or another corporate officer, are forwarded to all directors. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

Until other procedures are developed and posted on Cortland’s website at www.cortlandbank.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” In addition, communication via Cortland’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all directors on the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board Committees

Audit Committee

The Board has an Audit Committee comprised of Messrs. Kaback (Chair), Chahine, Hoffman, Thompson, and Vross. The Board has determined that each member and nominee of the Audit Committee qualifies as independent under the Nasdaq Marketplace Rules, as well as under Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Mr. Kaback qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Kaback has acquired these attributes through education and experience as a certified public accountant.

The Audit Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.

The Audit Committee is responsible for appointing, compensating, and overseeing the independent registered public accounting firm employed by Cortland for the purpose of preparing and issuing an audit report or other audit, review, or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees, and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held six (6) meetings in 2019. The Audit Committee’s report relating to the 2019 fiscal year appears elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cole, Langhenry, Perciak, Thompson, and Woofter (Chair). The Board determined that each member of the Compensation Committee qualified as independent under Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualified as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.

The Compensation Committee oversees director and executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit 401(k) Plan. The Compensation Committee is also responsible for administration of other executive benefits and plans, including the 2015 Omnibus Equity Plan. The Compensation Committee reviews and recommends officer compensation levels and benefit plans. In evaluating executive officer performance, the Compensation Committee takes into account the following factors: (i) the attraction and retention of Executive Management; (ii) the motivation of Executive Management to achieve the Company’s business objectives; and (iii) the alignment of the interests of Executive Management with the long-term interests of the Company’s shareholders.

The Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Compensation Committee meetings to discuss executive compensation and evaluate individual performance. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendations to the Board.

The Compensation Committee reviews publicly available peer data to assist with evaluating the overall compensation for the Board. From time to time, the Compensation Committee will recommend changes in compensation to further the goals of the director compensation program, which strives to provide appropriate compensation to directors for their time, efforts and contributions.

The Compensation Committee uses compensation data from similar-sized financial institutions for comparative purposes from time to time to provide input on both Board and executive compensation issues and used Meyer-Chatfield Compensation Advisors as a consultant in setting 2019 compensation for the named executive officers. The Compensation Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Compensation Committee is posted on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Compensation Committee Charter.” At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Compensation Committee held four (4) meetings in 2019.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Messrs. Cole, Koch, Perciak (Chair), Thompson, Vross, and Woofter. The Board has determined that each member of the Corporate Governance Committee qualifies as independent under Nasdaq Marketplace Rules. In addition, each member of the Corporate Governance Committee qualifies as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act. The Corporate Governance Committee held five (5) meetings during 2019. The charter of the Corporate Governance Committee is reviewed annually and is available on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Nominating and Corporate Governance Committee Charter.”

The Corporate Governance Committee is charged with the following responsibilities:

•	Identify and recommend to the Board for nomination, election or appointment qualified individuals for membership on the Board;

•	Oversee an annual evaluation of each director including the director candidates standing for re-election;

•

Based on the completion of board evaluations and other factors, recommend for the Board’s selection the directors to be re-elected or other alternate candidates, for each meeting of the Company’s stockholders at which directors are to be elected;

•	Oversee and advise the Board on corporate governance matters and practices; and

•	Perform such other duties for the Company as may be requested by the Board from time to time.

Executive Committee

At a meeting of the Company’s Board of Directors on September 24, 2019, the Board approved a newly formed Executive Committee of the Board of Directors. This Committee held no meetings in 2019. The Executive Committee is empowered to act in place of the full Board, with certain exceptions, between meetings of the full Board. In addition, the Executive Committee will perform general control and supervision functions subject to the discretion of the full Board.

Nominating Procedures

The Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications,” and in guidelines adopted by the Board from time to time. A director is eligible for one additional term after he has first attained the age of 70 or above.

When considering potential candidates for the Board, the Corporate Governance Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character, experience with business and organizations comparable in size and scope to Cortland, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Corporate Governance Committee. While the Corporate Governance Committee does not have a formal policy for the consideration of diversity in the nomination process, the Corporate Governance Committee in its deliberations takes into account all facets of a potential nominee’s background, including the potential nominee’s educational background, business and professional experience, and his or her particular skills and other qualities. The Corporate Governance Committee’s goal is to identify individuals who will enhance and add valuable perspective to the Board’s deliberations and who will assist Cortland in its efforts to capitalize on business opportunities in a challenging and highly competitive market.

In considering candidates for the Board, the Corporate Governance Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland’s Code of Regulations and other than the stock ownership guidelines, there are no specific minimum qualifications that must be met by a Corporate Governance Committee-recommended nominee. However, the Corporate Governance Committee does believe that each director on the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.

The Corporate Governance Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Corporate Governance Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms, or any other individuals.

According to Section 2.03(B) of Cortland’s Code of Regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland mailing notice of the meeting.

The shareholder’s notice of nomination must give:

•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.

The Corporate Governance Committee will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

Board Leadership Structure and Role in Risk Oversight

The office of Chairman of the Board and the office of Chief Executive Officer have been separate at Cortland since 2005. Since November 2, 2009, James M. Gasior has held the office of Chief Executive Officer and effective April 27, 2010, Timothy K. Woofter became Chairman of the Board. Cortland believes that separation of these two offices is consistent with the Board’s responsibility for oversight of management and of Cortland’s affairs generally. The Board and its committees have a significant role in oversight of the risks to which Cortland is subject. Like other community banking organizations, Cortland’s bank subsidiary exercises oversight of common banking risks through a loan committee that considers loan applications and credit risk, an asset and liability committee whose routine responsibilities require consideration of interest rate and liquidity risk, an audit committee that takes into account audit and regulatory compliance risks and a loan review committee that monitors non-performing assets and their ultimate outcome. The Bank’s asset/liability management and loan committees are comprised of management and Board members, thus availing key decisions to the highest level. The audit and compliance committee and the Board focus on our most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management that are reviewed on an on-going basis. The full Cortland Board takes these and other risks into account in the Board’s deliberations to supervise the policies of the Bank. Management, the Board, and the Board’s committees also utilize third-party consultants and advisors to help them examine and assess the Bank’s and Cortland’s enterprise risk management. While the Board oversees our risk management, management is responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

The Board recognizes that management succession planning is an ongoing part of its responsibilities. The full Board is responsible for overseeing CEO succession planning and assesses both expected and emergency CEO succession at least annually. The Board regularly works with its committees and members of management to evaluate potential successors to the CEO. The Board discusses potential successors with the CEO and together with the CEO reviews any development plans recommended for such individuals. A similar process is also followed with regard to the other executive officers.

Code of Ethics

Cortland has adopted a Code of Ethics (the Code) as part of its corporate governance program. The Code applies to all of Cortland’s officers, directors, and employees, including its Chief Executive Officer and Chief Financial Officer. The Code is posted on the Investor Relations page of Cortland’s website at www.cortlandbank.com under Governance Documents, “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this Code will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. Timothy Carney, Corporate Secretary of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

Anti-Hedging Policy

Cortland’s Insider Trading Policy discourages hedging transactions involving Cortland’s securities by directors, executive officers and employees of Cortland or the Bank. The anti-hedging policy:

•	requires that Cortland securities purchased by a director, officer or employee in the open market must be held for a minimum of six months and preferably longer;

•	prohibits direct and indirect short selling of Cortland securities by directors, officers or employees;

•

prohibits transactions by directors, officers or employees in puts, calls or other derivative transactions involving Cortland’s securities, other than the exercise of options or warrants issued by Cortland to its employees or directors;

•	prohibits other forms of hedging or monetization transactions by directors, officers or employees, such as zero-cost dollars and forward sales transactions, involving Cortland’s securities; and

•

prohibits directors, officers or employees from holding Cortland securities in a margin account or pledging Cortland securities as collateral for a loan without first obtaining the approval of the Chief Executive Officer.

DIRECTOR COMPENSATION IN 2019

The following table shows the compensation of Cortland directors for their service in 2019, other than Directors Gasior and Carney. Information about compensation paid to and earned by Directors Gasior and Carney is included in the Summary Compensation Table for Executive Compensation. Compensation shown in the table is aggregate compensation paid in 2019 for directors’ service both to Cortland and all of its subsidiaries.

Name	Fees Earned and Paid in Cash ($)	Stock Awards (Note 1) ($)	All Other Compensation (Note 2) ($)	Total ($)
Hicham Chahine	4,983	0	0	4,983
David C. Cole	30,600	3,410	1,211	35,221
J. Martin Erbaugh	9,867	3,410	0	13,277
James E. Hoffman III	30,400	3,410	(1,372)	32,438
Neil J. Kaback	30,400	3,410	4,225	38,035
Joseph E. Koch	30,000	3,410	4,856	38,266
Joseph P. Langhenry	29,600	3,410	4,361	37,371
Thomas P. Perciak	31,600	3,410	0	35,010
Richard B. Thompson	33,100	3,410	(1,171)	35,339
Anthony R. Vross	32,400	3,410	0	35,810
Timothy K. Woofter	33,350	3,748	(1,319)	35,779

(1)

Each individual serving as a non-employee director on April 23, 2019 was awarded shares on that date. Chairman Woofter received 166 fully vested shares and the other non-employee directors received 151 fully vested shares. The price of the stock on that date was $22.58. Director Chahine did not receive a stock award in April 2019 since he was not appointed to the Board until November 2019.

(2)

Perquisites and other personal benefits provided to each of the directors described in the table were less than $10,000 in 2019. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors and the addition in 2019 to the liability accrual balance established by Cortland to account for Cortland’s obligation to pay retirement benefits under director retirement agreements entered into with participating non-employee directors. Directors Chahine, Perciak and Vross do not participate in the Director Retirement Program. The imputed value of life insurance policies for income tax purposes in 2019 was $260 for Director Cole, $501 for Director Hoffman, $123 for Director Kaback, $165 for Director Koch, $138 for Director Langhenry, $702 for Director Thompson, and $554 for Director Woofter. The nonqualified deferred compensation expense incurred in 2019 for director retirement agreements was $951 for Director Cole, a credit adjust of $1,873 for Director Hoffman, $4,102 for Director Kaback, $4,691 for Director Koch, $4,223 for Director Langhenry, a credit adjustment of $1,873 for Director Thompson and a credit adjustment of $1,873 for Director Woofter. The credits reflect an extension of the Director’s retirement date beyond normal retirement age.

Retirement Agreements and Insurance for Non-Employee Directors. Directors Cole, Hoffman, Kaback, Koch, Langhenry, Thompson, and Woofter are parties to director retirement agreements with Cortland. The director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 67 (Mr. Kaback), age 70 (Mr. Koch), age 72 (Mr. Langhenry), age 70 (Mr. Thompson), and age 63 (Mr. Woofter). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director reaches the normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland. The director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland.

Cortland purchased insurance on the lives of directors who are parties to the director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland or after retirement. Cortland will receive any death benefits remaining after payment to the director’s beneficiary. Entry into the Director Retirement Program has been discontinued. There will be no new director participants in the program, although the former directors currently participating will continue to do so.

Director Indemnification. At the 2005 Annual Meeting, the shareholders of Cortland approved the form and use of indemnification agreements with directors. Cortland has entered into indemnification agreements with each of its directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:

•	Cortland’s Articles of Incorporation or Code of Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.

The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

Retainer and Fees. Currently, the Board and the Board of Directors of the Bank consist of the same individuals. The annual retainer for the Chairman of the Board is currently $24,000, plus $675 for each board meeting attended. The current annual retainer for all other non-employee directors is $22,000, plus $600 for each board meeting attended. Non-employee directors also receive a fee for each committee meeting attended: $400 for the Audit Committee, $400 for the Corporate Governance Committee, $400 for the Compensation Committee and $250 for all other committees, with the exception of the Executive Committee for which members receive no meeting fees.

EXECUTIVE COMPENSATION

Cortland does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland are paid by the Bank for services rendered in their capacity as executive officers of Cortland and the Bank.

Summary Compensation Table
Name and Principal Position	Year	Salary (1) ($)	Incentive Plan (2) ($)	Stock Awards (3) ($)	Salary Continuation (4) ($)	All Other Compensation (5) ($)	Total ($)
James M. Gasior	2019	297,000	57,446	151,873	135,409	41,085	682,813
President and Chief Executive Officer	2018	297,000	71,774	68,033	100,396	35,977	573,180
of Cortland and the Bank
Timothy Carney	2019	279,950	54,148	143,157	84,293	40,521	602,069
Executive Vice President and Chief Operating Officer	2018	279,950	67,654	64,115	65,789	37,816	515,324
of Cortland and the Bank
David J. Lucido	2019	185,110	28,122	73,633	82,714	33,042	402,621
Senior Vice President and Chief Financial Officer	2018	185,110	35,479	31,122	87,997	30,302	370,010
of Cortland and the Bank

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan.
(2)

Represents amounts earned under the Annual Incentive Plan for Executive Officers, a performance-based cash bonus plan, which aligns management’s interests with those of the shareholders by targeting key performance metrics of the company, the consistent achievement of which is expected to drive shareholder return. In 2019, there were seven weighted performance goals established under the plan, including (1) loan growth - 15%, (2) deposit growth - 15%, (3) net income - 20%, (4) return on assets - 15%, (5) asset quality - 15%, (6) net interest margin - 10%, and (7) efficiency ratio - 10%. Having achieved 98.2% of goal-weighted performance, the executives were entitled to a cash incentive bonus. Messrs. Gasior and Carney earned 19.34% of their salary as a result of the overall performance of the Company and Mr. Lucido earned 15.19% of salary. Goal weighted performance for 2018 resulted in payment of 24.17% of salary for President and CEO James M. Gasior and Executive Vice President and Chief Operating Officer Timothy Carney, and 19.17% for Senior Vice President and Chief Financial Officer David J. Lucido.
(3)

On April 23, 2019, the Compensation Committee of Cortland’s Board of Directors awarded 6,726 shares of restricted stock to President and CEO James M. Gasior, 6,340 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 3,261 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares awarded in 2019 vest in two equal parts; half of the shares vested immediately and the second half will vest on the first anniversary of the award date if the executive remains employed with Cortland, but the awards will become fully vested if a change in control occurs. The price of stock on the grant date was $22.58 per share. On April 26, 2018, the Compensation Committee of Cortland’s Board of Directors awarded 3,091 shares of restricted stock to President and CEO James M. Gasior, 2,913 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 1,414 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares vest in equal thirds on the first three anniversaries of the award date if the executive remains employed with Cortland, but the awards will become fully vested if a change in control occurs. The price of stock on the grant date was $22.01 per share.

(4)	Figures in the “Salary Continuation” column represent the addition to the liability accrual balance to account for the salary continuation agreements for the years presented.
(5)

The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, vehicle-related expenses, and club memberships. For 2019, the Bank made contributions of $14,000 to the 401(k) plan account of Mr. Gasior, $14,000 to the account of Mr. Carney and $11,434 to the account of Mr. Lucido. The imputed value of life insurance policies for income tax purposes in 2019 was $5,297 for Mr. Gasior, $2,340 for Mr. Carney and $3,801 for Mr. Lucido. Vehicle-related expenses in 2019 were $8,400 for Mr. Gasior, $8,100 for Mr. Carney and $6,600 for Mr. Lucido. Club membership dues in 2019 were $7,475 for Mr. Gasior, $10,208 for Mr. Carney and $8,210 for Mr. Lucido. In 2019, dividends paid on restricted shares awarded under the 2015 Omnibus Equity Plan were $5,913 for Mr. Gasior, $5,573 for Mr. Carney and $2,997 for Mr. Lucido. Incentives earned on residential mortgage loan referrals in 2019 were $0 for Mr. Gasior, $300 for Mr. Carney and $0 for Mr. Lucido.

Administration of Cortland’s Compensation Programs. Cortland’s compensation programs for its executive officers are administered by or under the direction and supervision of Cortland’s Compensation Committee, which is responsible for reviewing and recommending to the independent members of the Board of Directors for approval of the salary, bonus and all other compensation and benefits to be provided to Cortland’s Chief Executive Officer and other executive officers.

The Company’s Chief Executive Officer annually reviews the compensation and performance of each executive officer of Cortland and also performs a performance self-assessment. The results of these reviews are communicated to the Compensation Committee, which has final authority for determining compensation adjustments for executive officers. The Compensation Committee also reviews incentive plan documents and annual incentive goals and matrices. The Compensation Committee reports compensation decisions to the independent members of the Board of Directors for approval.

In setting salaries for Cortland’s executive officers, the Compensation Committee uses pay ranges that are established based on comparisons to designated peer group companies for each named executive position. Each named executive position pay range that is established includes a minimum, a mid-point and a maximum salary. Although the Compensation Committee generally does not target a specific point within the pay range for executive officer salaries, the Compensation Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which Cortland competes for executive talent.

Engagement of Compensation Consultant. The Compensation Committee engaged Meyer-Chatfield Compensation Advisors as an independent executive compensation consultant in 2019. The compensation consulting services included the following:

•	provides information regarding base salary ranges and recommendations all non-executive positions;

•	provides an Executive Compensation Review based on a comparison to designated peer group companies;

•	provides a Director Compensation Review based on a comparison to designated peer group companies;

•	provides guidance on Incentive Plan design including Long Term Equity Award incentives based on best practices and industry trends.;

•	assists with development of the 2019 executive compensation decisions; and

•	be available to attend Compensation Committee meetings.

The Compensation Committee assessed the independence of the compensation consultant under applicable SEC and Nasdaq rules and regulations in determining that the work performed by the compensation consultant does not raise a conflict of interest.

The Compensation Committee reviews compensation for executive officers in similar roles and responsibilities at banking institutions that are considered comparable to Cortland when it makes compensation decisions. A primary data source used in the benchmarking for the named executive officers is the information publicly disclosed by a peer group of publicly traded banks. Survey data is also utilized to provide overall market perspective. The Compensation Committee reviews compensation data from its peer group as market reference and uses the reports from the independent compensation consultant as a point of reference when making compensation decisions for its named executive officers.

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, long-term equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of executive compensation for each executive. The Compensation Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, long-term incentives, and retirement benefits. The Compensation Committee has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance to determine executive officer compensation packages.

During 2019, the Compensation Committee and the compensation consultant evaluated Cortland pay practices for the named executive officers with comparison to a peer group consisting of Ohio banking organizations and banking organizations in states contiguous to Ohio. The peer group is made up of 18 banks with 2019-year end assets between $516.5 million and $1.276 billion, which is approximately 70% of Cortland’s asset level to approximately 173% of Cortland’s asset level. Each of the financial services institutions are publicly traded institutions, and are all located and doing business in Ohio or in contiguous states.

Companies are included in Cortland’s group based on their relevance in terms of asset size, business model, products, services and geographic location as compared to that of Cortland, as well as those the Compensation Committee deems to be high-performing financial institutions.

Annual Incentive Plan for Executive Officers. The Annual Incentive Plan for Executive Officers is a short-term cash incentive plan paying additional cash compensation for a maximum of 25% of salary for the CEO and COO (“Tier 1 executives”) if specified annual objectives are achieved, or likewise, up to 20% for the Chief Lending Officer and CFO (“Tier 2 executives”). CEO James M. Gasior and COO Timothy Carney are Tier 1 executive participants under the Plan and Senior Vice President and Chief Lending Officer Stanley P. Feret and CFO David J. Lucido are Tier 2 executive participants under the Plan.

Cash awards earned under the Plan will be based upon a percentage of the participant’s base earnings in a given Plan Year, and will range from 0% for below-target performance to 25% for Tier 1 executive participants or 20% for Tier 2 executive participants for superior performance, all as determined by the Committee. If targeted performance is achieved, a participating officer will receive a cash bonus ranging from 15% of base salary for Tier 2 executive participants to 20% of base salary for Tier 1 executive participants. The Plan objective is to incent achievement of key operating performance metrics, which, if achieved consistently, align the interests of management to that of the shareholders by enhancing shareholder return. The performance objectives can include bank-wide performance objectives, business unit goals, and individual performance goals. There were seven bank-wide performance goals for 2018 and 2019 consisting of loan growth, deposit growth, net income, return on assets, net interest margin, efficiency ratio, and asset quality (net charge-offs as a percentage of average loans). The following summarizes the range of possible payouts and the actual results achieved for 2019.

		Performance Goals
		Loan Growth	Deposit Growth	Net Income	ROA	Net Interest Margin	Efficiency Ratio	Asset Quality	Total Payout %
Percent of Salary
At Target	Tier 1 Exec	3.00%	3.00%	4.00%	3.00%	2.00%	2.00%	3.00%	20.00%
	Tier 2 Exec	2.25%	2.25%	3.00%	2.25%	1.50%	1.50%	2.25%	15.00%
At Maximum	Tier 1 Exec	3.75%	3.75%	5.00%	3.75%	2.50%	2.50%	3.75%	25.00%
	Tier 2 Exec	3.00%	3.00%	4.00%	3.00%	2.00%	2.00%	3.00%	20.00%
2019 Results	Tier 1 Exec	0.00%	3.75%	4.20%	3.75%	1.60%	2.29%	3.75%	19.34%
	Tier 2 Exec	0.00%	3.00%	3.20%	3.00%	1.20%	1.79%	3.00%	15.19%

Assuming targeted goals are achieved for a calendar year, cash distributions under the plan occur in the first quarter of the immediately following year. The Annual Incentive Plan may be terminated by the Board of Directors at any time.

Severance Agreements. Cortland is a party to severance agreements with Messrs. Gasior, Carney, and Lucido. Messrs. Gasior and Carney are entitled by their severance agreement to an immediate lump-sum cash payment if a change in control occurs. The amount of the payment for Messrs. Carney and Gasior is 2.99 times the sum of their base salary and the most recent annual bonus. If the executive’s employment terminates involuntarily but without cause or voluntarily because of an adverse change in employment circumstances to which he did not consent in advance, in either case with termination occurring within 24 months after a change in control, he would also be entitled to continued medical, dental, accident, disability, and life insurance coverage for up to three years. Mr. Lucido’s severance agreement is similar to that of Messrs. Gasior and Carney, except that (x) the change-in-control benefit of Mr. Lucido is 2.00 times compensation and (y) the change-in-control benefit is payable if and only if Mr. Lucido’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland without cause or voluntary termination by Mr. Lucido because of a material adverse change in employment circumstances to which he did not consent in advance.

The severance agreements prohibit competition with Cortland in Trumbull, Portage, or Mahoning Counties in Ohio for one year after employment termination. The executives are entitled to a payment equal to 1.0 times compensation after employment termination in exchange for the agreement not to compete, unless (x) they also receive or are entitled to receive change-in-control benefits under the severance agreement or (y) their employment termination occurs after age 65 or on account of retirement. The severance agreements of Messrs. Gasior and Carney provide that the post-employment prohibition against competition does not apply if a change in control occurs. The severance agreements protect the executives against a challenge by Cortland after a change in control occurs, providing reimbursement of the executives’ legal expenses to enforce the agreements against Cortland if the change-in-control benefits are not paid after a change in control. The agreements have three-year terms, extending at each anniversary for one additional year. A copy of the severance agreement of each of Messrs. Gasior and Carney is attached as an exhibit to the Form 8-K Current Report filed by Cortland with the SEC on December 1, 2015, and a copy of the severance agreement of Mr. Lucido is attached as an exhibit to the Form 8-K Current Report filed by Cortland with the SEC on December 28, 2018.

Salary Continuation Agreements. Messrs. Gasior, Carney and Lucido are also parties to salary continuation agreements with The Cortland Savings and Banking Company. The salary continuation agreements provide Messrs. Gasior, Carney and Lucido with an annual normal retirement benefit payable for 15 years, beginning at age 65 and payable regardless of whether the executives continue working past normal retirement age, which for Mr. Gasior is age 62, for Mr. Carney is age 60, and for Mr. Lucido is age 65. The annual benefit amount is $127,555 for Mr. Gasior, $129,840 for Mr. Carney, and $80,900 for Mr. Lucido. A reduced benefit is payable for termination before attaining normal retirement age, the amount of the reduced benefit being the amount that amortizes over 15 years the liability accrual balance existing when termination occurs. If a change in control occurs before attaining normal retirement age, instead of an annual retirement-age benefit Mr. Gasior and Mr. Carney would be entitled to an immediate lump-sum payment equal to the liability accrual balance projected to exist at their specified normal retirement ages, but the payment would be discounted to present value. After a change in control Mr. Lucido would be entitled to a lump-sum payment equal to the existing liability accrual balance, but only if within 24 months after the change in control Mr. Lucido’s employment termination occurs involuntarily but without cause or voluntarily on account of an adverse change in employment circumstances to which he did not consent in advance. The salary continuation agreements employ the definition of the term change in control that is contained in IRC Section 409A and implementing regulations.

Like the severance agreements, the salary continuation agreements provide for reimbursement of legal expenses for the executives if the agreements are challenged by Cortland after a change in control occurs. The salary continuation agreements of Messrs. Gasior and Carney prohibit them from competing with the Bank for two years after employment termination. The prohibition against competition is void if a change in control occurs, however. Finally, although the salary continuation agreements do not commit Cortland to changing the executives’ benefit amounts in the future, as amended in late 2015 the agreements require Cortland to review every three years whether the retirement benefits payable under the agreements continue to be sufficient to provide the intended retirement income security for the executives. A copy of the agreements of Mr. Gasior and Mr. Carney – the December 28, 2018 Eighth Amended Salary Continuation Agreements – are included as exhibits to the Form 8-K Current Report filed with the SEC on December 28, 2018. A copy of Mr. Lucido’s Second Amended Salary Continuation Agreement also is included as an exhibit to the Form 8-K Current Report filed with the SEC on December 28, 2018.

If Messrs. Gasior, Carney and Lucido die in active service to the Bank, before attaining the normal retirement age specified in the executive’s salary continuation agreement, instead of salary continuation agreement benefits payable to Messrs. Gasior, Carney and Lucido, their beneficiaries will receive a life insurance death benefit in a fixed amount. As informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement, the Cortland Savings and Banking Company purchased life insurance policies on certain officers’ lives, including Messrs. Gasior, Carney, and Lucido. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. Messrs. Gasior, Carney, and Lucido’s split dollar agreements provide that the split dollar life insurance benefit expires when the nonqualified deferred compensation obligation is fully accrued at normal retirement age, even if the executive is still working for the Bank. Although the Bank expects the split dollar life insurance policy benefits to finance the expense for the payment obligations under the salary continuation agreements of Messrs. Gasior, Carney, and Lucido, the executives’ contractual entitlements under the salary continuation agreements are not funded and remain contractual liabilities of the Bank. A copy of the split dollar agreements of Mr. Gasior and Mr. Carney – the Fifth Amended Split Dollar Agreement and Endorsement – is included as an exhibit to the Form 8-K Current Report that we filed with the SEC on December 28, 2018. A copy of the agreement of Mr. Lucido – the Endorsement Split Dollar Agreement – is included as an exhibit to the Form 10-K Annual Report that we filed with the SEC on March 29, 2012.

Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers, adopting a Group Term Carve Out Plan that allows those 22 officers to designate through a split dollar life insurance endorsement the beneficiary of a portion of the life insurance proceeds. The Bank is entitled to all proceeds other than the portion allocable to the officers’ designated beneficiaries. A number of the original 22 officers have since terminated their employment with Cortland, but those who remain include Messrs. Gasior and Carney. The Group Term Carve Out Plan was amended and restated as of November 1, 2014. A copy of the Amended and Restated Group Term Carve Out Plan is included as an exhibit to the Form 8-K Current Report filed with the SEC on November 3, 2014. As amended and restated, the Group Term Carve Out Plan provides that – unless an individual participating officer’s split dollar life insurance endorsement states otherwise – an executive’s beneficiaries are entitled to one of the following death benefit amounts:

Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the least of (a) $500,000, (b) twice the executive’s current annual salary at the time of death, less $50,000, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value, or

Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment within one year after a change in control, or due to disability, or on or after the early retirement age of 62, the death benefit is the least of (a) $500,000, (b) the Executive’s most recent salary at the time of death, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value.

The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum. When the Group Term Carve Out Plan was amended and restated effective November 1, 2014, the split dollar life insurance endorsements of participating officers were also replaced by new endorsements. The new endorsements eliminate the pre-retirement death benefit. As a result, the designated beneficiary of a participating officer will be entitled to a life insurance death benefit under the Group Term Carve Out Plan if and only if the officer dies after employment termination, and only if employment termination occurred on account of disability, or within one year after a change in control, or after attaining age 62. The benefit amount is limited as described under the heading Post-Retirement Death Benefit, above.

Employees also have life insurance benefits under the Bank’s group term life insurance program, paying benefits up to twice the executive’s current annual salary at the time of death to the executive’s beneficiaries if the executive dies while employed by the Bank.

Profit Sharing Program. The Bank maintains a profit-sharing plan designed to provide incentives to eligible employees to contribute toward the achievement of superior performance. Eligible employees are those in good standing and who do not participate in other incentive programs. Executive management is not eligible. The Board performance criterion for 2019 was net income. Based upon the level of 2019 net income, the Board approved a profit-sharing allocation of 3.0% of salary for eligible employees.

Employee 401(k) Benefit Plan. The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.

Equity Compensation. Under the Omnibus Equity Plan, the Compensation Committee (“Committee”) may award shares of the Company’s common stock with the objective of promoting long-term financial success and increasing shareholder value. Share awards also enhance the ability to attract and retain the services of those upon whose judgment, skill, and efforts the successful conduct of the business depends. The variety of awards that may be made also gives flexibility to respond to changes in equity compensation practices in a competitive market for banking talent. In the spirit of incenting long-term performance, the Committee has chosen three-year total shareholder return (TSR) and three-year earnings per share growth rate (EPS) in comparison with a seventeen-bank peer group to determine the level of awards the past two years, each with a 16.66% weighting. Cortland’s net income relative to target is another 16.66%. The remaining 50% weighting is service based. The target payout for equity awards is 35% to 45% of base compensation for the executive group, and 10% to 20% for eligible non-executive management. Target is awarded at the 50th percentile ranking among the peer group for each of the two relative performance measures, with a threshold at the 25th percentile. Target is awarded at 100% of Plan net income, with a threshold at 90% of Plan. The April 2019 award, which paid out at 114% of target based upon relative performance in 2019 is summarized as follows:

EQUITY COMPENSATION			Award Weighting	Actual Performance	Percent of Target
Service Based			50%		50%
Company Performance:
	MIN	90% of Plan
Net Income	TARGET	100% of Plan	16.66%	122% of Plan	25%
	MAX	110% of Plan
	MIN	25th Percentile
Relative TSR	TARGET	50th Percentile	16.66%	33rd	14%
	MAX	75th Percentile		Percentile
	MIN	25th Percentile
Relative EPS Growth	TARGET	50th Percentile	16.66%	83rd	25%
	MAX	75th Percentile		Percentile
		TOTAL	100%		114%

The Committee has used restricted shares as the form of award since the inception of the Plan. The shares vest immediately and/or on the anniversary of the award date from one to three years out if the employee remains employed with Cortland, but the awards will become fully vested if a change in control occurs.

Perquisites and Other Compensation. The Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Gasior, Carney and Lucido, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business and generally interacting with influential members of the local community.

IRC Limits. As applicable for 2018, section 162(m) of the Internal Revenue Code placed a limit on the tax deduction for compensation exceeding $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation. The Tax Cuts and Jobs Act, which was adopted on December 22, 2017 and became effective on January 1, 2018, eliminated both the prior performance-based exception to the $1 million per-executive annual limit on deductibility of compensation under section 162(m) and the exclusion of the chief financial officer. While the Compensation Committee and the board of directors will continue to determine the level and structure of compensation in the manner they determine to be appropriate in order to attract and retain executive leadership and serve the needs of Cortland and its constituents, such levels and structure of executive compensation will no longer be considered within the framework of the section 162(m) performance-based exception.

TRANSACTIONS WITH RELATED PERSONS

The Board is responsible for reviewing and overseeing the procedures designed to identify “related party” transactions that are material to Cortland’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC and the Board has the authority to approve such “related party” transactions. In addition, each director and executive officer of Cortland must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with Cortland or the Bank during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed by a director or executive officer in the questionnaire is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

During the Company’s 2019 fiscal year, the Bank entered into banking-related transactions in the ordinary course of business with certain executive officers and directors of Cortland (including certain executive officers of the Bank), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. All loans made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cortland; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. The outstanding principal balance of loans to directors, executive officers, and principal shareholders of Cortland (including certain executive officers of the Bank) and their associates as a group at December 31, 2019 was $4.7 million. As of the date of this Proxy Statement, all of these loans were performing loans.

OUTSTANDING EQUITY AWARDS

The following table shows as of December 31, 2019 unvested stock awards held by the executives identified in the Summary Compensation Table.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James M. Gasior	6,164	134,425
Timothy Carney	5,809	126,683
David J. Lucido	3,048	66,471

Messrs. Gasior, Carney, and Lucido received conditional stock awards on April 23, 2019. The number of shares awarded was 6,726 shares of restricted stock to President and Chief Executive Officer James M. Gasior, 6,340 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 3,261 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares awarded in 2019 vest in two equal parts; half of the shares vested immediately and the second half will vest on the first anniversary of the award date if the executive remains employed with Cortland, however the awards will become fully vested if a change in control occurs. The price of stock on the grant date was $22.58 per share. In 2019, Cortland recognized compensation expense in the amounts of $168,255 for Mr. Gasior, $158,596 for Mr. Carney and $83,719 for Mr. Lucido, attributed to all restricted stock awards.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Two)

We are subject to Section 14A of the Securities Exchange Act of 1934, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table.

Commonly known as a say-on-pay vote, the shareholder vote required by Section 14A is an advisory vote, which means that the vote is not binding on us, on our Board of Directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with the disclosure rules of the Securities and Exchange Commission.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. We seek to avoid creating incentives for unnecessary or excessive risk-taking, avoid creating incentives for excessive focus on stock price performance instead of fundamental business values, avoid creating incentives to seek short-term benefits at the expense of long-term results, and avoid creating incentives to achieve short-term benefits with long-term risks. With the assistance of the Compensation Committee, the Board believes that Cortland’s compensation arrangements avoid these adverse incentives and instead reward performance promoting our long-term prosperity, although the arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the Board and by the Compensation Committee. We are asking shareholders to vote on the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in Cortland Bancorp’s Proxy Statement for the 2020 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Three)

Cortland’s independent auditor for the year ended December 31, 2019, was S.R. Snodgrass, P.C. Subject to shareholder ratification, the audit committee has selected S.R. Snodgrass, P.C. to be Cortland’s independent auditor for the fiscal year ending December 31, 2020. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the Annual Meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm. Fees contracted for services by S. R. Snodgrass, P.C. for each of the 2019 fiscal year and the 2018 fiscal year were as follows:

	2019	2018
Audit Fees (1)	$158,875	$153,050
Audit-Related Fees (2)	10,396	9,900
Tax Fees (3)	11,799	11,671
All Other Fees (4)	0	2,500

(1)

Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements, review of financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.
(4)	All other fees relate to consulting services in relation to strategic planning.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at its next meeting. All of the services rendered by S.R. Snodgrass, P.C. to Cortland and its subsidiaries for the 2019 and the 2018 fiscal years were pre-approved by the Audit Committee.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Cortland’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Cortland’s financial statements for the year ended December 31, 2019, is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

Cortland’s Code of Regulations do not require the submission of the selection of independent auditors to shareholders for approval. However, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee to appoint S.R. Snodgrass, P.C. as Cortland’s principal accountant. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The Board recommends a vote FOR ratification of the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2020.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ended December 31, 2019

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2019 and has discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Cortland’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with S.R. Snodgrass, P.C. the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland’s audited consolidated financial statements be included in Cortland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Hicham Chahine, James E. Hoffman, III, Neil J. Kaback, Richard B. Thompson, and Anthony R. Vross.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals for inclusion in Cortland’s proxy materials for the 2021 annual meeting in accordance with Rule 14a-8 under the Exchange Act must submit the proposal to Cortland’s Secretary at Cortland’s executive offices no later than November 18, 2020. We will not include in our proxy statement or form of proxy for the 2021 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2021 Annual Meeting, but has not sought the inclusion of such proposal in Cortland’s proxy materials, such proposal must be received by the Secretary of Cortland prior to the close of business on February 1, 2021, or the management proxies for the 2021 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland’s proxy material.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Cortland to send: (a) a single annual report and/or a single proxy statement or (b) a single notice of internet availability of proxy materials, as applicable, to any household at which two or more different registered shareholders reside if Cortland reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the registered shareholder(s) would be required to consent to the householding process in accordance with applicable SEC rules, and would be able at any time to request that Cortland promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and would reduce Cortland’ expenses. Cortland does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record. Registered shareholders sharing an address may request delivery of a single copy of Cortland’s annual reports to shareholders, proxy statements and/or notices of internet availability of proxy materials, as applicable, by contacting Mr. Timothy Carney, Executive Vice President and Chief Operating Officer, Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matters that will be presented for action at the annual meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board have the discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors,

Timothy Carney
Secretary
March 18, 2020

TRANSFER AGENT AND REGISTRAR:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, NY 11219

ONLINE: www.astfinancial.com

TDD FOR HEARING IMPAIRED: 718-921-8386 | 866-703-9077

FOREIGN SHAREOWNERS: 718-921-8386 | 866-703-9077

TDD FOREIGN SHAREOWNERS: 718-921-8386 | 866-703-9077

☐                    ∎

CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Richard B. Thompson, Joseph P. Langhenry and Thomas P. Perciak as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Cortland Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Squaw Creek Country Club, 761 Youngstown Kingsville Road S., Vienna, Ohio 44473 on Wednesday, April 29, 2020 at 10:00 a.m. EDT, or any adjournment thereof.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎

ANNUAL MEETING OF SHAREHOLDERS OF

CORTLAND BANCORP

April 29, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at https://www.snl.com/IRW/CustomPage/100699/Index?KeyGenPage=203211

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20430300000000001000 1	042920

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect four directors to serve on the Board for terms of three years each until the 2023 Annual Meeting of shareholders and thereafter until their successors are elected and qualified.			2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in the proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: Timothy Carney David C. Cole Neil J. Kaback		3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for fiscal year ending December 31, 2020.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)	Anthony R. Vross

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2 and 3. Management and the Board recommend a vote FOR each of the proposals presented herein.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CORTLAND BANCORP

April 29, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://www.snl.com/IRW/CustomPage/100699/Index?KeyGenPage=203211

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. i

20430300000000001000 1	042920

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect four directors to serve on the Board for terms of three years each until the 2023 Annual Meeting of shareholders and thereafter until their successors are elected and qualified.			2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in the proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: Timothy Carney David C. Cole Neil J. Kaback Anthony R. Vross		3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for fiscal year ending December 31, 2020.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2 and 3. Management and the Board recommend a vote FOR each of the proposals presented herein.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.